Exhibit 99.1

Oncotelic Announces positive topline data for OT-101 C001 COVID Study

AGOURA HILLS, Calif., November, 23 2021 - Oncotelic Therapeutics, Inc. (“Oncotelic” or the “Company”) (OTCQB:OTLC), a leading developer of TGF-β therapeutics for oncology and virology, today announced that its COVID-19 trial (“C001”) for OT-101 has successfully met its safety and efficacy endpoints.

OT-101 is a first-in-class anti-TGF-β ribonucleic acid (“RNA”) therapeutic that has exhibited single agent activity in relapsed/refractory cancer patients in multiple clinical trials. OT-101 has also demonstrated activity against the SARS-CoV-2 virus, the virus that causes COVID-19, and is currently being evaluated in the Company’s C001 clinical trial against hospitalized severe COVID-19 patients.

Both tumor cells and SARS-Cov-2 induce TGF-β as part of their immune evasion mechanism. Consequently, inhibiting TGF-β by OT-101 is expected to impact both cancer and COVID. By targeting the host protein, OT-101 is expected to work against multiple respiratory viruses, including related emerging variants, unlike traditional antiviral drugs and vaccines.

On October 18, Data lock and Study Data and Analysis Data Models (SDTMs & ADaMS Databases) were generated for a Phase 2 C001 Covid Study: “A Double-Blind, Randomized, Placebo Controlled, Multi-Center Study of OT-101 in Hospitalized COVID-19 Subjects”. The trial compares OT-101 + Standard of Care (“SOC”) versus Placebo + SOC (N= 32 pts at 2:1 randomization ratio). SOC includes dexamethasone, the only drug known to improve outcomes in severe cases of COVID-19. The top line data is:

1)	Safety endpoints met. OT-101 as a TGF-β inhibitor was safe to administer to COVID-19 patients including severe/critical COVID-19 patients.
2)	Efficacy signals were obtained. End of treatment (Day 7) mortality for the entire study population was 4.5% OT-101 versus 20% for placebo.
3)	Incidence of >96% viral load knockdown on End of Treatment (Day 7) was 89% for OT-101 versus 67% for placebo.
4)	Overall survival improved 3X for critical COVID-19 pts (4 days for placebo versus 14 days for OT-101, p < 0.0166).

“It is gratifying that the TGF-β concept that we put forward has now been validated,” said Dr. Vuong Trieu, CEO and Chairman of Oncotelic. “The data form the basis for further development of OT-101 as a viable treatment for severe respiratory viral infections, including flu and COVID-19. We thank the patients and investigators involved, especially Dr. Carbajal of Calle Mariscal Sucre, Chancay, Huaral, Lima, Peru, who drove the study to its conclusion.”

“The resulting data clearly suggest a favorable clinical response to OT-101 in the treatment of patients with COVID-19,” noted Dr. Anthony Maida, Chief Clinical Officer – Translational Medicine. “Additionally, we were able to demonstrate that there is no evidence of delivering OT-101 and any effect relating to cytokine release syndrome.”

About Oncotelic Therapeutics

Oncotelic Therapeutics, Inc. (f/k/a Mateon Therapeutics, Inc.) (“Oncotelic”), was formed in the State of New York in 1988 as OXiGENE, Inc., was reincorporated in the State of Delaware in 1992, and changed its name to Mateon Therapeutics, Inc. in 2016, and Oncotelic Therapeutics, Inc. in November 2020.

Oncotelic is an artificial intelligence driven immuno-oncology company with a robust pipeline of first in class TGF-β immunotherapies for late stage cancers such as gliomas, pancreatic cancer and melanoma. OT-101, the lead immuno-oncology drug candidate of Oncotelic, is a first-in-class anti-TGF-β RNA therapeutic that exhibited single agent activity in relapsed/refractory cancer patients. OT-101 also has shown activity against SARS-CoV-2 and has completed a phase 2 trial against COVID-19 with data cleaning and datalock ongoing. Oncotelic is seeking to leverage its deep expertise in oncology drug development to improve treatment outcomes and survival of cancer patients with a special emphasis on rare pediatric cancers. Oncotelic also has rare pediatric designation for DIPG (OT-101), melanoma (CA4P), and AML (OXi 4503). The Company also acquired PointR Data Inc. (“PointR”) in November 2019.

For more information, please visit www.oncotelic.com

Oncotelic’s Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this communication regarding strategy, future operations, future financial position, prospects, plans and objectives of management are forward-looking statements. Words such as “may”, “expect”, “anticipate” “hope”, “vision”, “optimism”, “design”, “exciting”, “promising”, “will”, “conviction”, “estimate,” “intend,” “believe”, “quest for a cure of cancer”, “innovation-driven”, “paradigm-shift”, “high scientific merit”, “impact potential” and similar expressions are intended to identify forward-looking statements. Forward looking statements contained in this press release include, but are not limited to, statements about future plans, the progress, timing, clinical development, scope and success of future clinical trials, the reporting of clinical data for the company’s product candidates and the potential use of the company’s product candidates to treat various cancer indications. Each of these forward-looking statements involves risks and uncertainties, and actual results may differ materially from these forward-looking statements. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. These risks are not exhaustive, the company faces known and unknown risks, including the risk factors described in the Company’s annual report on Form 10-K filed with the SEC on April 15, 2021 and in the company’s other periodic filings. Forward-looking statements are based on expectations and assumptions as of the date of this press release. Except as required by law, the company does not assume any obligation to update forward-looking statements contained herein to reflect any change in expectations, whether as a result of new information future events, or otherwise.

Contact Information:

For Oncotelic Therapeutics, Inc.:

Amit Shah
ashah@oncotelic.com